Exhibit 99.1

ATC Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION DECLARES QUARTERLY DISTRIBUTION
AND CALLS FOR REDEMPTION ALL OF ITS OUTSTANDING 4.70% SENIOR NOTES

BOSTON, MASSACHUSETTS – September 16, 2021 – American Tower Corporation (NYSE: AMT) today announced that its board of directors has declared its quarterly cash distribution of $1.31 per share on shares of the Company’s common stock. The distribution is payable on October 15, 2021 to the stockholders of record at the close of business on September 28, 2021.

American Tower Corporation also announced its election to call for redemption all of its outstanding 4.70% senior unsecured notes due 2022. The redemption date has been set for October 18, 2021. In accordance with the redemption provisions of the notes and the Indenture, dated as of May 13, 2010, as supplemented by the Supplemental Indenture No. 5, dated as of March 12, 2012, the notes will be redeemed at a price equal to the principal amount of the notes plus a make-whole premium calculated pursuant to the terms of the indenture, together with accrued and unpaid interest, if any, up to, but excluding, the redemption date. The Company intends to fund the redemption with borrowings under its senior unsecured revolving credit facilities, as amended and restated in February 2021, and cash on hand.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 214,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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